Exhibit 99.1

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NASDAQ: WASH

Contact: Elizabeth B. Eckel
Senior Vice President, Marketing & Investor Relations
Telephone: (401) 348-1309
E-mail: ebeckel@washtrust.com
Date: July 20, 2010
For Immediate Release

Washington Trust Elects Amica CEO to Board of Corporation and Bank
Robert A. DiMuccio is Well Respected Rhode Island Executive

WESTERLY, RI – Washington Trust Bancorp, Inc. (NASDAQ Global Select®: WASH), the publicly owned holding company of The Washington Trust Company, today announced the election of Robert A. DiMuccio, Chairman, President and Chief Executive Officer of Amica Mutual Insurance Company, to the respective Boards of Directors of the Corporation and the Bank.  Effective September 1, 2010, Mr. DiMuccio will become a member of the Board and will serve on the Audit Committee.

“Bob is a welcome addition to our Board of Directors,” said Joseph J. MarcAurele, Washington Trust Chairman, President, and Chief Executive Officer.  “He is a well respected senior executive who has financial experience, strategic vision and a commitment to the Rhode Island community.”

DiMuccio joined Amica in 1991 and served in various executive positions, including Chief Financial Officer and Treasurer, before being appointed President and Chief Executive Officer in 2005.  He began his career with KPMG Peat Marwick, an international firm offering audit, tax and advisory services, where he worked for 12 years and earned the position of Partner.

He has earned the insurance industry’s prestigious Chartered Property Casualty Underwriter (CPCU) educational designation, is a member of the American Institute of Certified Public Accountants and the Rhode Island Society of Certified Public Accountants.  He is also first vice chair of the Board of Governors of the Property Casualty Insurers (PCI) Association of America.  In 2010, he became chair of the Board committee on Financial Services Regulatory Reform and serves as vice chair of the executive committee.

DiMuccio is a board member or trustee of several charitable and educational institutions, including the Rhode Island School of Design, the Rhode Island Public Expenditures Council and the Greater Providence Chamber of Commerce.  He also serves as a member of the President’s Council of Providence College, and is a Board Member and Past President of the Narragansett Council, Boy Scouts of America.

Washington Trust Bancorp, Inc., is the parent of The Washington Trust Company, a state-chartered bank headquartered in Westerly, Rhode Island.  Founded in 1800, Washington Trust  is the oldest community bank in the nation and is the largest independent bank headquartered in Rhode Island. Washington Trust offers a full range of financial services, including commercial banking, small business banking, personal banking, and wealth management and trust services through its offices located in Rhode Island, southeastern Connecticut and eastern Massachusetts. The Corporation’s common stock trades on The NASDAQ Global Select® Stock Market under the symbol WASH.  Investor information is available on the Corporation’s web site: www.washtrust.com.